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                                                                  Exhibit (h)(3)
                       FUND ACCOUNTING SERVICING AGREEMENT

     THIS AGREEMENT is made and entered into as of this 1st day of November, 2001, by and between CCM Advisors Funds, a Delaware business trust (the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

     WHEREAS, FMFS is a limited liability company and, among other things, is in the business of providing mutual fund accounting services to investment companies; and

     WHEREAS, the Trust desires to retain FMFS to provide accounting services to each series of the Trust listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund"), as it may be amended from time to time.

     NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.   APPOINTMENT OF FUND ACCOUNTANT

     The Trust hereby appoints FMFS as Fund Accountant of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.   DUTIES AND RESPONSIBILITIES OF FMFS

     A.   Portfolio Accounting Services:

          (1) Maintain portfolio records for each Fund on a trade date+1 basis using security trade information communicated from the investment manager.

          (2) For each valuation date as stated in the Funds prospectus, or as otherwise directed by the Trust, (i) obtain prices from a pricing source approved by the Board of Trustees of the Trust and apply those prices to the portfolio positions or, in the case of a money market fund, (ii) confirm that the market value of a Fund's assets does not deviate from the amortized cost

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               value of those assets by more than 0.5%. For those securities where market quotations are not readily available, the Board of Trustees of the Trust shall approve, in good faith, the method for determining the fair value for such securities.

          (3) Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for the accounting period.

          (4) Determine gain/loss on security sales and identify them as, short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

     B.   Expense Accrual and Payment Services:

          (1) For each valuation date, calculate the expense accrual amounts for each class of shares of each Fund as directed by the Trust as to methodology, rate or dollar amount.

          (2) Record payments for Fund expenses upon receipt of written authorization from the Trust.

          (3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by FMFS and the Trust.

          (4)  Provide expense accrual and payment reporting.

     C.   Fund Valuation and Financial Reporting Services:

          (1) Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the transfer agent on a timely basis.

          (2)  Apply equalization accounting as directed by the Trust.

          (3) Determine net investment income (earnings) for each Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

          (4) Maintain a general ledger and other accounts, books, and financial records for each Fund in the form as agreed upon.

          (5) Determine the net asset value of each Fund according to the accounting policies and procedures set forth in the Fund's Prospectus.

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          (6)  Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of each Fund.

          (7) Communicate, at an agreed upon time, the per share price for each valuation date to parties as agreed upon from time to time.

          (8) Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

     D.   Tax Accounting Services:

          (1) Maintain accounting records for the investment portfolio of each Fund to support the tax reporting required for IRS-defined regulated investment companies.

          (2)  Maintain tax lot detail for the investment portfolio.

          (3) Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

          (4) Provide the necessary financial information to support the taxable components of income and capital gains distributions to the transfer agent to support tax reporting to the shareholders.

     E.   Compliance Control Services:

          (1) Support reporting to regulatory bodies and support financial statement preparation by making each Fund's accounting records available to the Trust, the Securities and Exchange Commission (the "SEC"), and the outside auditors.

          (2) Maintain accounting records according to the 1940 Act and regulations provided thereunder

     F.   FMFS will perform the following accounting functions on a daily basis:

          (1) Reconcile cash and investment balances of each Fund with the Fund's custodian, and provide the Fund's investment adviser with the beginning cash balance available for investment purposes;

          (2) Transmit or mail a copy of the portfolio valuation to the Fund's investment adviser;

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          (3)  Review the impact of current day's activity on a per share basis, review changes in market value.

     G.   In addition, FMFS will:

          (1) Prepare monthly security transactions listings and reconcile security identifier, units, maturities and rates at least monthly with the Trust's custodian;

          (2) Supply various Trust, Fund and class statistical data as requested by the Trust on an ongoing basis.

3.   PRICING OF SECURITIES

     For each valuation date, obtain prices from a pricing source selected by FMFS but approved by the Board of Trustees and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Board of Trustees of the Trust shall approve, in good faith, the method for determining the fair value for such securities.

     If the Trust desires to provide a price that varies from the pricing source, the Trust shall promptly notify and supply FMFS with the valuation of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

4.   CHANGES IN ACCOUNTING PROCEDURES

     Any resolution passed by the Board of Trustees of the Trust that affects accounting practices and procedures under this Agreement shall be effective upon written receipt and acceptance by the FMFS.

5.   CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

     FMFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the service provided to the Trust under this Agreement.

6.   COMPENSATION

     FMFS shall be compensated for providing the services set forth in this Agreement in accordance with the Fee Schedule attached hereto as Exhibit B and as mutually agreed upon and amended from time to time. The Trust agrees to pay all fees and reimbursable

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     expenses within thirty (30) calendar days following the receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify FMFS in writing within thirty (30) calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trust is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1 1/2%) per month, after the due date. Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of the assets and property of the particular Fund involved.

7.   PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

     A. FMFS shall exercise reasonable care and good faith in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care and acted in good faith in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction authorized by the Trust and provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust.

          FMFS shall indemnify and hold the Trust, its officers, trustees and agents harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which the Trust, its officers, trustees and agents may sustain or incur or which may be asserted against the Trust, its officers, trustees and agents by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's

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          refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

          In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall promptly take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will promptly make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have contingency plans that are consistent with industry standards with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

          Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

     B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     C. FMFS agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, or from the Trustees or any individual Trustee of the Trust or from any agent of the Trust.

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8.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

     Further, FMFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Graham-Leach-Bliley Act (the "Act") and Regulation S-P, as may be modified from time to time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information as defined under Regulation S-P concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act and Regulation S-P.

9.   TERM OF AGREEMENT; AMENDMENT; ASSIGNMENT

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. All representations in Section 8 of this Agreement shall survive the termination of this Agreement.

     This Agreement and any right or obligation hereunder may not be assigned by either party without the prior written consent of the other party. This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respect to the subject matter hereof, whether oral or written.

10.  RECORDS

     FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

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11.  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

12.  DUTIES IN THE EVENT OF TERMINATION

     In the event that in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust transfer to such successor all relevant books, records, correspondence and other data established or maintained by FMFS under this Agreement (collectively, the "Records") in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the same to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records and other data by such successor. In the event of termination due to the material default of FMFS under the terms of this Agreement, transfer of the Records to FMFS' successor shall be at the expense of FMFS.

13.  NO AGENCY RELATIONSHIP

     Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

14.  DATA NECESSARY TO PERFORM SERVICES

     The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

15.  NOTIFICATION OF ERROR

     The Trust will notify FMFS of any discrepancy between FMFS and the Trust, including, but not limited to, failing to account for a security position in a Fund's portfolio, by the later of: within three (3) business days after receipt of any reports rendered by FMFS to the Trust; within three
     (3) business days after discovery of any error or omission not covered in the balancing or control procedure, or within three (3) business days of receiving notice from any shareholder.

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16.  NOTICES

     Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
     Notice to FMFS shall be sent to:

     Firstar Mutual Fund Services, LLC
     615 East Michigan Street
     Milwaukee, WI 53202

     and notice to the Trust shall be sent to:

     CCM Advisors Funds
     190 South LaSalle Street, Suite 2800
     Chicago, IL 60603
     Attn: Douglas Peabody

17.  ADDITIONAL FUNDS

     In the event the Trust establishes additional series or classes of shares than those listed on the attached Exhibit A, and the Trust desires to have FMFS act as Fund Accountant to such series or class under the terms hereof, the Trust shall so notify FMFS in writing and, if FMFS agrees in writing to provide such services, such series or class shall be covered by this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.



CCM ADVISORS FUNDS                        FIRSTAR MUTUAL FUND SERVICES, LLC

By:                                       By:
   ---------------------------------         ---------------------------------
Title:                                    Title:
      ------------------------------            ------------------------------

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                                                                       EXHIBIT A

                               CCM ADVISORS FUNDS


Limited Maturity Fixed Income Master Portfolio
Full Maturity Fixed Income Master Portfolio
Diversified Equity Master Portfolio
Balanced Master Portfolio
U.S. Equity Growth Master Portfolio
International Core Equity Master Portfolio
U.S. Government Money Market Master Portfolio

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                                                                       EXHIBIT B

                                  FEE SCHEDULE

                             MASTER FEEDER STRUCTURE


MASTER PORTFOLIOS                                      FEEDER PORTFOLIOS
DOMESTIC EQUITY FUNDS                                  DOMESTIC EQUITY, BALANCED FUND FEEDERS
$36,000 for the first $100 million                     $18,000 per feeder
1.5 basis point on the next $200 million
1 basis point on the balance                           ALL OTHER FUND FEEDERS
                                                       $21,000 per feeder
DOMESTIC BALANCED FUNDS
$40,000 for the first $100 million                     MULTIPLE CLASSES -- Each class is an additional 25% of the
1.75 basis points on the next $200 million             charge of the initial class.
1.25 basis point on the balance
                                                       MULTIPLE MANAGER FUNDS -- Quoted separately.
DOMESTIC FIXED INCOME FUNDS
FUNDS OF FUNDS                                         Feeder investing directly in other securities in
SHORT OR DERIVATIVE FUNDS                              addition to the master -- Schedule A applies.
INTERNATIONAL EQUITY FUNDS
TAX-EXEMPT MONEY MARKET FUNDS
$48,000 for the first $100 million                     EXTRAORDINARY SERVICES -- quoted separately
2.25 basis points on the next $200 million                 Conversion Estimate -- one month's fee (if necessary)
1.25 basis point on the balance
                                                       NOTE - All schedules subject to change depending upon
                                                       the use of derivatives -- options, futures, short sales, etc.
TAXABLE MONEY MARKET FUNDS
$48,000 for the first $100 million                     Subject to change if Firstar does not provide Fund
1.25 basis point on the next $200 million              Administration services.
 .75 basis point on the balance
                                                       All fees are billed monthly plus out-of-pocket expenses,
INTERNATIONAL INCOME FUNDS                             including pricing service:

$52,000 for the first $100 million
3.25 basis points on the next $200 million                  $.15 Domestic and Canadian Equities
1.75 basis points on the balance                            $.15 Options
                                                            $.50 Corp/Gov/Agency Bonds
                                                            $.80 CMO's
                                                            $.50 International Equities and Bonds
                                                            $.80 Municipal Bonds
                                                            $.80 Money Market Instruments
                                                            $125 Per fund per month - Mutual Funds

                                                       Factor Services (BondBuyer)
                                                         Per CMO             - $1.50/month
                                                         Per Mortgage Backed - $0.25/month
                                                         Minimum             - $300/month